UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BPI INDUSTRIES INC.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	75-3183021
(State of Incorporation)	(I.R.S. Employer Identification No.)

30775 Bainbridge Road, Suite 280, Solon, Ohio	44139
(Address of Principal Executive Offices)	(Zip Code)
BPI INDUSTRIES INC.
2005 OMNIBUS STOCK PLAN
(Full Title of the Plan)
George J. Zilich
Chief Financial Officer and General Counsel
30775 Bainbridge Road, Suite 280, Solon, Ohio 44139
(440) 248-4200
(Name, address, zip code, telephone number,
and area code of Agent for Service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each	Amount	Offering	Aggregate	Amount Of
Class of Securities	To Be	Price Per	Offering	Registration
To Be Registered	Registered	Share (2)	Price (2)	Fee
Common Stock, without par value	5,000,000 shares (1)	$2.53	$12,650,000	$1,354

(1)	This Registration Statement includes 5,000,000 shares of Common Stock, without par value (the “Common Stock”), of BPI Industries Inc. (the “Registrant”), offered or to be offered by the Registrant under the BPI Industries Inc. 2005 Omnibus Stock Plan (the “Plan”). The Registration Statement also includes an indeterminate number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average high and low sale prices of the Common Stock on the American Stock Exchange on December 13, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption From Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
EX-5.1 Opinion of Anfield Sujir Kennedy & Durno
EX-23.1 Consent of DeVisser Gray, Chartered Accountants
EX-23.2 Consent of Meaden & Moore, Ltd.
EX-23.3 Consent of Schlumberger Technology Corporation
EX-24.1 Power of Attorney

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees, officers, directors and consultants as specified by Rule 428(b)(1) under the Securities Act. Those documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:
•	Amendment No. 4 to the Registrant’s Registration Statement on Form S-1, which was filed with the Securities and Exchange Commission on November 18, 2005 (Registration No. 333-125483).

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2005.

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2005.

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2005.

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2005.

•	The description of the Common Stock, without par value, of the Registrant included in Amendment No. 4 to the Registrant’s Registration Statement on Form S-1, which was filed with the Securities and Exchange Commission on November 18, 2005 (Registration No. 333-125483), under the heading “Description of Our Common Stock.”
     All documents that shall be filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered under the BPI Industries Inc. 2005 Omnibus Stock Plan have been sold or deregistering all securities then remaining unsold thereunder shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing thereof.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     The legality of the Common Stock being registered on this Registration Statement has been passed upon for the Registrant by Anfield Sujir Kennedy & Durno.
Item 6. Indemnification of Directors and Officers.
     In accordance with the British Columbia Business Corporations Act, the Registrant may indemnify its directors and officers against any judgment, penalty or fine awarded against or imposed upon them in connection with, or amounts paid in settlement by them of, any legal proceeding or investigative action and, after the final disposition of a legal proceeding or investigative action, may pay the costs, charges and expenses actually and reasonably incurred by them by reason of the fact that they were or are directors or officers of the Registrant. Pursuant to the British Columbia Business Corporations Act, the Registrant is required to pay to its directors and officers the costs, charges and expenses (including legal and other fees) actually and reasonably incurred by them in connection with any legal proceeding or investigative action brought by third parties by reason of the fact that they were or are directors or officers of the Registrant, if the directors or officers acted honestly and in good faith with a view to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable grounds to believe their conduct was unlawful. The Registrant may not indemnify its directors or officers or pay their expenses in connection with a derivative action against the Registrant (i.e., one that is brought by or on behalf of the Registrant).
     Subject to the British Columbia Business Corporations Act, the Registrant’s Articles of Incorporation require it to indemnify its directors and former directors and their heirs and legal personal representatives against all judgments, penalties and fines awarded or imposed in connection with, or an amount paid in settlement of, any legal proceeding or investigative action pursuant to which such person is or may be liable. The Registrant must, after the final disposition of a legal proceeding or investigative action, pay the expenses actually and reasonably incurred by such persons in respect of that proceeding. The Registrant may indemnify any other person, subject to the restrictions of the British Columbia Business Corporations Act.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.
Item 7. Exemption From Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     The Exhibits to this Registration Statement are listed in the Exhibit Index hereto, and are incorporated herein by reference.

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solon, State of Ohio on December 20, 2005.
BPI INDUSTRIES INC.
By: /s/ George J. Zilich
       George J. Zilich
       Chief Financial Officer and General Counsel
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title

	/s/ James G. Azlein	President, Chief Executive Officer and Director

	James G. Azlein	(Principal Executive Officer)

	/s/ George J. Zilich	Chief Financial Officer, General Counsel and Director

	George J. Zilich	(Principal Financial and Accounting Officer)

	/s/ Costa Vrisakis	Director

Costa Vrisakis

	/s/ William J. Centa	Director

William J. Centa

	/s/ Dennis Carlton	Director

Dennis Carlton

By:	/s/ George J. Zilich,	Date: December 20, 2005

George J. Zilich, Attorney-in-Fact for the officers and directors signing in the capacities indicated

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation (filed as Exhibit 3.1 to the Registrant’s Form S-1 Registration Statement filed with the Securities and Exchange Commission on June 3, 2005 (Commission File No. 333-125483) and incorporated herein by reference).
5.1	Opinion of Anfield Sujir Kennedy & Durno.
23.1	Consent of De Visser Gray, Chartered Accountants.
23.2	Consent of Meaden & Moore, Ltd.
23.3	Consent of Schlumberger Technology Corporation.
23.4	Consent of Anfield Sujir Kennedy & Durno (included in Exhibit 5.1).
24.1	Power of Attorney.